[TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                          Contact:
---------------------                          John D. Lovallo
                                               Ogilvy Public Relations Worldwide
                                               212-880-5216
                                               john.lovallo@ogilvypr.com

        Team Health, Inc. Completes Tender Offer and Consent Solicitation


KNOXVILLE, Tenn., March 30, 2004 - Team Health, Inc. (the "Company") announced today that it has completed a cash tender offer and consent solicitation (the "Offer") for any and all of its $100.0 million aggregate principal amount of 12% Senior Subordinated Notes due 2009 (CUSIP No. 87815VAC7) (the "Notes").

The Offer expired at 12:00 midnight, New York City time, on Monday, March 22, 2004 (the "Expiration Date"). The consent solicitation expired at 5:00 p.m., New York City time, on Thursday, March 11, 2004 (the "Consent Date"). Holders tendering their Notes were required to consent to certain proposed amendments to the indenture governing the Notes, which eliminated substantially all of the restrictive covenants.

Holders who validly tendered their notes by the Consent Date received the total consideration of $1,082.50 per $1,000 principal amount of Notes. Holders who validly tendered their Notes after the Consent Date and prior to the Expiration Date received as payment for the Notes $1,062.50 per $1,000 principal amount of Notes. Pursuant to the Offer, on March 23, 2004, the Company repurchased Notes with an aggregate principal amount of $91,750,000 for an aggregate purchase price of $99,539,041.70 (including the payment of the consent fee with respect to the Notes entitled to such fee).

In addition to the Offer, on March 23, 2004, the Company (i) consummated a private offering of a new series of senior subordinated notes, (ii) entered into new senior secured credit facilities, (iii) redeemed its outstanding preferred stock and (iv) paid a dividend to holders of the Company's common stock. Upon the closing of these transactions, the Company issued a redemption notice calling for all of the Notes which were not purchased in the Offer (i.e., $8,250,000 principal amount) at a price equal to 108% of the principal amount thereof, plus accrued and unpaid interest to April 22, 2004 (the "Redemption Date"), or $9,011,750.

The Company issued the new senior subordinated notes in a transaction that will not be and has not been registered under the Securities Act of 1933, as amended, or any state securities laws and the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

                                       ###


                                      -2-